Exhibit 99.1

Fibrocell Science Reports First Quarter 2015 Financial and Operating Results

- Continued Progress Advancing Pipeline of Innovative, Autologous Cell and Gene Therapies
for Rare Skin and Connective Tissue Diseases -
- Company to Host Conference Call and Webcast, Today at 8:30 a.m. EDT -

EXTON, PA - May 8, 2015 - Fibrocell Science, Inc. (NASDAQ: FCSC), an autologous cell and gene therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs, today reported financial results and operational highlights for the first quarter ended March 31, 2015. Fibrocell will host a conference call and webcast today at 8:30 a.m. EDT.
“This is an active time at Fibrocell as we execute on our plans to advance an exciting pipeline of innovative, autologous cell and gene therapies for debilitating skin and connective tissue diseases,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “Our most advanced clinical program-a Phase II trial for the treatment of chronic dysphonia resulting from vocal cord scarring or atrophy-is progressing towards an sBLA using our azficel-T autologous fibroblast technology. Simultaneously, we are realizing our strategy of creating breakthrough gene therapies for rare diseases with two product candidates continuing to advance toward the clinic with recently assigned names: FCX-007, our lead orphan gene-therapy drug candidate for the treatment of Recessive Dystrophic Epidermolysis Bullosa (RDEB), and FCX-013, our Linear Scleroderma candidate.”
First Quarter 2015 and Recent Highlights

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Fibrocell appointed Keith A. Goldan as Senior Vice President and Chief Financial Officer. Mr. Goldan has more than 20 years of executive leadership in publicly-traded biopharmaceutical and medical technology companies, including Senior Vice President and Chief Financial Officer of NuPathe, a NASDAQ-listed specialty pharmaceutical company that was acquired by Teva in 2014, and Chief Financial Officer and a member of the board of directors of PuriCore, a medical technology company listed on the London Stock Exchange.

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Fibrocell presented highlights of FCX-007, its novel gene-therapy drug candidate for RDEB, at the World Orphan Drug Congress USA 2015 in Washington D.C. RDEB is a congenital and progressive orphan skin disease caused by the deficiency of the protein collagen VII (COL7). FCX-007 is a gene-modified autologous fibroblast that encodes COL7 and is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology.

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Fibrocell announced its second gene-therapy program, FCX-013, is in pre-clinical development for the treatment of linear scleroderma, a chronic, debilitating autoimmune disease that causes tightening and hardening of the skin and other connective tissues. This localized skin condition results from excessive production of collagen I and collagen III causing skin fibrosis and linear scars, including lesions that may appear across joints and impair motion. FCX-013 is being developed in collaboration with Intrexon with an Investigational New Drug (IND) application expected in 2016.

Financial Results
Quarter ended March 31, 2015 compared to quarter ended March 31, 2014
For the quarter ended March 31, 2015, Fibrocell reported a basic and diluted net loss of $0.21 per share, compared to a basic and diluted net loss of $0.35 per share for the same period in 2014. Total revenues for the first quarter of 2015 were $0.2 million compared to less than $0.1 million for the same period in 2014. The increase is related to collaboration revenue recognized in the current period relating to a research and development agreement that we have with an unrelated third party to investigate potential new non-pharmaceutical applications for our conditioned fibroblast media technology.
Cash and cash equivalents totaled $33.3 million at March 31, 2015. Fibrocell used $4.2 million in cash for operations during the first quarter of 2015, as compared to $6.0 million in the first quarter of 2014. Cash was used primarily to fund core business initiatives, including our Phase II clinical trial for azficel-T for chronic dysphonia and our pre-clinical development work on FCX-007.
Research and development expense for the quarter ended March 31, 2015 was $4.0 million, as compared to $7.9 million for the same period in 2014. The decrease of $3.9 million was due primarily to the non-cash supplemental stock issuance costs of $5.2 million incurred in 2014 in connection with the second amendment to the exclusive channel collaboration agreement with Intrexon that did not recur in 2015. That decrease was offset by increased costs in the first quarter of 2015 of $0.2 million for our azficel-T for chronic dysphonia Phase II clinical trial, $0.6 million for pre-clinical development of FCX-007, and $0.3 million for pre-clinical development of FCX-013.
Selling, general and administrative expense for the quarter ended March 31, 2015 was $2.9 million, as compared to $2.3 million for the same period in 2014. The primary driver of increased expense was a $0.7 million increase in legal expense due to negotiations with respect to our corporate contracts as well as increased litigation costs.
Net loss was $8.5 million for the quarter ended March 31, 2015 as compared to $14.0 million for the same period in 2014. The decrease of $5.5 million was due primarily to the decrease in our research and development expenses.
Conference Call and Webcast
To participate on the live call, please dial 855-877-0343 (domestic) or +1-678-509-8772 (international), and provide the conference code 24959014 five to ten minutes before the start of the call. The conference call will also be webcast live under the investor relations section of  Fibrocell's website at www.fibrocellscience.com/investors/events-and-presentations/, and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.
About Fibrocell Science, Inc.
Fibrocell Science, Inc. (NASDAQ:FCSC) is an autologous cell and gene therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs.  Fibrocell’s most advanced drug candidate, azficel-T, uses its FDA-approved proprietary autologous fibroblast technology and is in a Phase II clinical trial for the treatment of chronic dysphonia resulting from vocal cord scarring or atrophy.  In collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, Fibrocell is also developing gene therapies for orphan skin diseases using gene-modified autologous fibroblasts.  The Company’s lead orphan gene-therapy drug candidate, FCX-007, is in late stage pre-clinical development for the treatment of recessive dystrophic epidermolysis bullosa (RDEB).  Fibrocell is also in pre-clinical development of FCX-013, its second gene-therapy drug candidate, for the treatment of linear scleroderma. For more information, visit www.fibrocellscience.com.
Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements we make regarding our development strategy, timing and potential advantages of our product candidates.
These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Fibrocell’s control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) uncertainties relating to the initiation and completion of clinical trials; and (ii) whether clinical trial results will validate and support the safety and efficacy of our product candidates, as well as those set forth under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing.
Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. In addition, Fibrocell operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. Fibrocell disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement. You are also urged to carefully review and consider the various disclosures in Fibrocell’s most recent annual report on Form 10-K, our most recent Form 10-Q as well as other public filings with the SEC since the filing of Fibrocell’s most recent annual report.
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Investor Relations Contact:
Karen Casey
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, PA 19341
(484) 713-6133
kcasey@fibrocellscience.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

Consolidated Statement of Operations	Three months ended March 31,
	2015	2014

Product sales	$113	$46
Collaboration revenue	81	—
Total revenues	194	46
Cost of revenues	147	793
Gross profit (loss)	47	(747)
Research and development expense	3,987	7,915
Selling, general and administrative expense	2,924	2,338
Operating loss	(6,864)	(11,000)
Other income (expense):
Warrant revaluation and other finance expense	(1,663)	(3,050)
Other income	—	40
Interest income	2	1
Loss before income taxes	(8,525)	(14,009)
Deferred tax benefit	—	—
Net loss	$(8,525)	$(14,009)

Per Share Information

Net loss:
Basic and diluted	$(0.21)	$(0.35)
Weighted average number of common shares outstanding:
Basic and diluted	40,861,329	40,583,591

Balance Sheet Condensed Data	March 31, 2015	December 31, 2014

Cash and cash equivalents	$33,301	$37,495
Working capital	28,892	35,856
Total assets	41,179	45,634
Warrant liability, current and long term	12,949	11,286
Total liabilities	18,903	15,225
Stockholders' equity	22,276	30,409